Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

			Fourth
	First Quarter		Quarter
	2011	2010	2010

NET SALES	$1,187.0	$871.5	$972.1

Cost of materials sold	1,030.3	737.7	837.8

Gross profit	156.7	133.8	134.3

Warehousing, delivery, selling, general and administrative	135.2	118.3	132.1
Restructuring and other charges	0.3	—	12.0
Impairment charge on fixed assets	—	0.5	0.2
Pension curtailment loss	—	—	2.0

OPERATING PROFIT (LOSS)	21.2	15.0	(12.0)

Other income and (expense), net	5.7	(2.5)	(1.2)
Interest and other expense on debt	(19.7)	(18.9)	(18.6)

INCOME (LOSS) BEFORE INCOME TAXES	7.2	(6.4)	(31.8)

Provision (benefit) for income taxes	(1.2)	2.6	1.5

NET INCOME (LOSS)	8.4	(9.0)	(33.3)

Less: Net loss attributable to noncontrolling interest	(1.0)	—	(3.3)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$9.4	$(9.0)	$(30.0)

Supplemental Data :

Tons shipped (000)	645	527	557
Shipping days	64	63	60

Average selling price/ton	$1,840	$1,654	$1,745
Gross profit/ton	243	254	241
Operating profit/ton	33	28	(22)

LIFO expense/ton	52	24	3

LIFO expense	$33.3	$12.5	$1.8

Depreciation and amortization expense	10.5	9.2	10.5

Cash flow from operating activities	(103.7)	(51.8)	(22.0)
Capital expenditures	(6.4)	(5.3)	(7.1)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to Adjusted EBITDA

(Dollars in millions)

	First Quarter		Fourth Quarter 2010
	2011	2010

Net income (loss) attributable to Ryerson Inc.	$9.4	$(9.0)	$(30.0)
Interest and other expense on debt	19.7	18.9	18.6
Provision (benefit) for income taxes	(1.2)	2.6	1.5
Depreciation and amortization expense	10.5	9.2	10.5

EBITDA	$38.4	$21.7	$0.6
Reorganization	0.9	2.2	14.8
Advisory services fee	1.3	1.3	1.2
Foreign currency transaction losses	0.8	2.7	1.4
Impairment charge on fixed assets	—	0.5	0.2
Gain on bargain purchase	(6.3)	—	—
Other adjustments	(0.2)	(0.2)	(0.2)

Adjusted EBITDA	$34.9	$28.2	$18.0

Adjusted EBITDA	$34.9	$28.2	$18.0
LIFO expense	33.3	12.5	1.8

Adjusted EBITDA, excluding LIFO expense	$68.2	$40.7	$19.8

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense.